Exhibit 4.2
M.D.C. HOLDINGS, INC. AND THE GUARANTORS PARTY HERETO
3.966% Senior Notes due 2061
______________________
Supplemental Indenture
Dated as of August 6, 2021
______________________
U.S. Bank National Association,
Trustee

TABLE OF CONTENTS
-i-

Section 7.06. No Adverse Interpretation of Other Agreements.	24
Section 7.07. No Recourse Against Others.	24
Section 7.08. Successors and Assigns.	24
Section 7.09. Duplicate Originals.	24
Section 7.10. Severability.	24
-ii-

SUPPLEMENTAL INDENTURE dated as of August 6, 2021 (“Supplemental Indenture”), to the Senior Debt Securities Indenture dated as of December 3, 2002 (as amended, modified or supplemented from time to time in accordance therewith, the “Indenture”), by and among M.D.C. HOLDINGS, INC., a Delaware corporation (the “Company”), the Guarantors (as defined herein) and U.S. Bank National Association, as trustee (the “Trustee”).
Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of Notes (as defined herein):
WHEREAS, the Company and the Trustee have executed an Indenture to provide for the issuance from time to time of senior debt securities (the “Securities”) to be issued in one or more series as in the Indenture provided;
WHEREAS, the Company and the Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 3.966% Senior Notes due 2061, substantially in the form attached hereto as Exhibit A, guaranteed by the Guarantors, on the terms set forth herein;
WHEREAS, Section 2.01 of the Indenture provides that a supplemental indenture may be entered into for such purpose provided certain conditions are met;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;
NOW, THEREFORE:
In consideration of the premises and the purchase and acceptance of the Notes by the holders thereof the Company and the Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

Scope of Supplemental Indenture; General
The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes, which shall not be limited in aggregate principal amount, and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “3.966% Senior Notes due 2061.” The Notes shall be in the form of Exhibit A hereto. The Notes shall be guaranteed by the Guarantors as provided in such form and this Supplemental Indenture. If required, the Notes may bear an appropriate legend regarding original issue discount for federal income tax purposes and any other legend required by applicable law or the rules of any exchange on which the Notes may be listed.
ARTICLE TWO

Certain Definitions
The following terms have the meanings set forth below in this Supplemental Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. To the extent terms defined herein differ from the Indenture the terms defined herein will govern.
“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.
“Business Day” means any day other than a Legal Holiday.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of or in a Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Preferred Stock of such Person if such Person is a corporation or membership interests if such Person is a limited liability company and each general and limited partnership interest of such Person if such Person is a partnership.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.
“cash” means U.S. Legal Tender.
“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned subsidiary of a holding company and (2) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Downgrade Event.
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed calculated as if the maturity date of such Notes was the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Company and the Guarantors under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:
(1)    all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;
(2)    investments in subsidiaries that are not Restricted Subsidiaries; and
(3)    all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.
“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person determined in accordance with GAAP.
“Credit Facilities” means, collectively, each of the credit facilities and lines of credit of the Company or one or more Guarantors in existence on the date of this Supplemental Indenture and one or more future facilities or lines of credit among or between the Company or one or more Guarantors and one or more lenders pursuant to which the Company or any Guarantor may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit; provided, in each case, that such credit facility shall provide for commitments, or there shall be loans or other extensions of credit outstanding thereunder, in each case in excess of $50.0 million.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian, sequestrator or similar official under any Bankruptcy Law.

“Event of Default” means any one of the following events:
(a) default in the payment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) default in the payment of all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, at redemption, by declaration of acceleration or otherwise;
(c) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Notes, the Indenture or this Supplemental Indenture (unless specifically dealt with elsewhere), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;
(d) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the assets or property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days;
(e) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due;

(f) (i) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries (in accordance with the terms of such Indebtedness and after giving effect to any applicable grace period set forth in the documents governing such Indebtedness) that has an outstanding principal amount of $100,000,000 or more individually or in the aggregate to be immediately due and payable; provided that, in the event any such acceleration is withdrawn or otherwise rescinded (including satisfaction of such Indebtedness) within a period of ten business days after such acceleration by the holders of such Indebtedness, any Event of Default under this clause (f) will be deemed to be cured and any acceleration hereunder will be deemed withdrawn or rescinded; or (ii) the failure by the Company or any of its Significant Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries with an outstanding aggregate principal amount of $100,000,000 or more individually or in the aggregate (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);
(g) one or more final nonappealable judgments (in the amount not covered by insurance or not reserved for) or the issuance of any warrant of attachment against any portion of the property or assets (except with respect to Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries, which are $100,000,000 or more individually or in the aggregate, at any one time rendered against the Company or any of its Restricted Subsidiaries by a court of competent jurisdiction and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (i) 60 days after the judgment becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (ii) 60 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties; or
(h) the Guarantee of any Guarantor shall fail to remain in full force and effect except in accordance with this Supplemental Indenture or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of its Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of its Guarantee, or any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Finance Subsidiary” means any Subsidiary of the Company substantially all of whose operations consist of (a) the mortgage financing business or (b) the insurance business.

“Fitch” means Fitch Ratings.
“Funded Indebtedness” means notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed which by their terms mature at or are extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.
“Guarantee” has the meaning set forth in Section 6.01 hereof.
“Guaranteed Indebtedness” has the meaning set forth in Section 6.06 hereof.
“Guaranteed Obligations” has the meaning set forth in Section 6.01 hereof.
“Guarantors” means (i) initially, each of:
M.D.C. Land Corporation, a Colorado corporation;
RAH of Florida, Inc., a Colorado corporation;
Richmond American Construction, Inc., a Delaware corporation;
Richmond American Construction NM, Inc., a Colorado corporation (formerly known as Richmond American Homes Five, Inc.);
Richmond American Homes of Arizona, Inc., a Delaware corporation;
Richmond American Homes of Colorado, Inc., a Delaware corporation;
Richmond American Homes of Florida, LP, a Colorado limited partnership;
Richmond American Homes of Idaho, Inc., a Colorado corporation (formerly known as Richmond American Homes of Illinois, Inc.);
Richmond American Homes of Maryland, Inc., a Maryland corporation;
Richmond American Homes of Nevada, Inc., a Colorado corporation;
Richmond American Homes of New Mexico, Inc., a Colorado corporation (formerly known as Richmond American Homes Three, Inc.);
Richmond American Homes of Oregon, Inc., a Colorado corporation;
Richmond American Homes of Pennsylvania, Inc., a Colorado corporation;
Richmond American Homes of Tennessee, Inc., a Colorado corporation (formerly known as Richmond American Homes of New Jersey, Inc.);
Richmond American Homes of Texas, Inc., a Colorado corporation (formerly known as Richmond American Homes Four, Inc.);
Richmond American Homes of Utah, Inc., a Colorado corporation;
Richmond American Homes of Virginia, Inc., a Virginia corporation; and
Richmond American Homes of Washington, Inc., a Colorado corporation;
and (ii) any other Subsidiary of the Company that executes and delivers a guarantee of the Notes pursuant to the provisions of this Supplemental Indenture.

“Indebtedness” means (a) any liability of any Person (i) for borrowed money, or (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (iii) for the payment of money relating to a Capitalized Lease Obligation or (iv) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability; (c) all Indebtedness referred to in (but not excluded from) clauses (a) and (b) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (d) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above.
“Interest Payment Date” means the stated due date of an installment of interest on the Notes.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Issue Date” means August 6, 2021, the date of original issuance of the Notes.
“Legal Holiday” means a Saturday, a Sunday, a legal holiday or a day on which banking institutions in Denver, Colorado and New York, New York are not required to be open.
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Restricted Subsidiary (other than the Restricted Subsidiary which holds title to the property) for any deficiency.

“Notes” means the 3.966% Senior Notes due 2061 created under Article One hereof.
“Par Call Date” means February 6, 2061.
“Paying Agent” means an office or agency where Notes may be presented for payment.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Preferential Payment” has the meaning set forth in Section 6.01 hereof.
“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.
“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.
“Publicly Traded Debt Securities” means any issue of debt securities of the Company or any of the Guarantors originally issued in a public offering registered with the SEC or in an offering pursuant to Rule 144A under the Securities Act of 1933, as amended, and of which issue at least $50.0 million aggregate principal amount is outstanding.
“Rating Agency” means (1) each of Moody’s, Fitch and S&P; and (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of our control), a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, Fitch or S&P, or all three, as the case may be.
“Ratings Downgrade Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below Investment Grade by all three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Ratings Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Downgrade Event for purposes of the definition of “Change of Control Triggering Event”) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Downgrade Event).
“Record Date” means a Record Date specified in the Notes whether or not such Record Date is a Business Day.
“Redeemable Capital Stock” means any Capital Stock of the Company or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the securities or (b) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (c) is convertible into or exchangeable for debt securities at any time on or prior to such final stated maturity.
“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Supplemental Indenture and Paragraph 5 of the Notes.
“Redemption Price,” when used with respect to any Note to be redeemed, means the price for such redemption pursuant to Paragraph 5 of the Notes, which shall include, without duplication, in each case, accrued and unpaid interest to the Redemption Date.
“Reference Treasury Dealer” means (a) Citigroup Global Markets Inc. (or its affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.
“Registrar” means the office or agency where Notes may be presented for registration of transfer or for exchange.

“Restricted Subsidiary” means any Guarantor and any successor to such Guarantor.
“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or a Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary for more than a three-year term.
“Secured Debt” means any Indebtedness, except Indebtedness of the Finance Subsidiaries, which is secured by (i) a Security Interest in any of the property of the Company or any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or in equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.
“Security Interests” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.
“Significant Subsidiary” means any Subsidiary (a) whose revenues exceed 10% of our total consolidated revenues, in each case for the most recent fiscal year, or (b) whose net worth exceeds 10% of our total stockholders’ equity, in each case as of the end of the most recent fiscal year.
“S&P” means S&P Global Ratings, a division of S&P Global Inc.
“Subordinated Indebtedness” has the meaning set forth in Section 6.04 hereof.
“Subsidiary” means any Person of which at the time of determination by the Company, directly and/or indirectly through one or more Subsidiaries, the Company owns more than 50% of its Voting Stock.
“Supplemental Indenture” has the meaning set forth in Article One hereof.
“TIA” means the Trust Indenture Act of 1939, as in effect from time to time.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
“Trustee” means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means the successor serving hereunder.
“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
“Voting Stock” means, with respect to any Person, the Capital Stock of such Person that is generally entitled to vote in the election of the members of the board of directors (or functional equivalent) of such Person.
ARTICLE THREE

Redemption
Section 3.01.    Right of Redemption.
Redemption of Notes, as permitted by any provision of this Supplemental Indenture, shall be made in accordance with such provision and Article Three of the Indenture.
The Notes may be redeemed at the election of the Company, in whole at any time or in part from time to time, as set forth below on at least 15 but not more than 60 days’ prior notice.
If the Notes are redeemed prior to the Par Call Date, the Redemption Price for the Notes to be redeemed will equal the greater of: (i) 100% of their principal amount, and (ii) the present value of the remaining scheduled payments of principal on the Notes being redeemed and interest thereon that would be due if the Notes matured on the Par Call Date (not including any portion of such payments or interest accrued to the date of redemption), discounted to the Redemption Date, on a semi-annual basis, at the Treasury Rate plus 35 basis points (0.35%), plus, in each case, accrued and unpaid interest, if any, on the Notes to the Redemption Date.

If the Notes are redeemed on or after the Par Call Date, the Redemption Price for the Notes to be redeemed will equal 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on the Notes to the Redemption Date.
In determining the Redemption Price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.
If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the Redemption Date, on and after the Redemption Date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and the Notes will cease to be outstanding.
On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a global security.
Section 3.02.    No Sinking Fund.
The Notes are not entitled to the benefit of any sinking fund.
ARTICLE FOUR

Covenants
The following additional covenants will apply with respect to the Notes:
Section 4.01.    Restrictions on Secured Debt.
The Company will not, and will not cause or permit a Restricted Subsidiary (other than any Finance Subsidiary) to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:
(1)    Security Interests in model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon;

(2)    Security Interests in property at the time of its acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or in the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects the property of the Company or a Restricted Subsidiary prior to such transaction);
(3)    Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;
(4)    Security Interests incurred in connection with pollution control, industrial revenue, water, sewage or any similar item;
(5)    Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary that is wholly owned (directly or indirectly) by the Company or Security Interests securing the Company’s Indebtedness owing to a Guarantor; and
(6)    Security Interests constituting the pledge or deposit of cash or other property in connection with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of the Company's business or the Restricted Subsidiaries' business.
Such permitted Secured Debt also includes any amendment, restatement, supplement, renewal, replacement, extension or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.
In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the provisions of clauses (1) through (3) under Section 4.02 have been complied with) as of the date of determination would not exceed the greater of $500,000,000 or 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Indebtedness by virtue of the definition of “Secured Debt,” and will not restrict the Company’s or the Guarantors’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any Subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.
Section 4.02.    Limitations on Sale and Leaseback Transactions.
The Company will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (1) the net proceeds to the Company or such Restricted Subsidiary from such sale or transfer equal or exceed the fair value (as determined by the Board of Directors, chairman of the board, vice chairman, president or principal financial officer of the Company) of the property or asset so leased, (2) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt pursuant to Section 4.01, (3) the Company or any Restricted Subsidiary shall, and in any case the Company and the Restricted Subsidiaries, covenant that they will, within 180 days of the effective date of any Sale and Leaseback Transaction, apply an amount equal to the fair value of the property so leased to the retirement of Funded Indebtedness, (4) the Sale and Leaseback Transaction relates to a sale which occurred within 180 days from the date of acquisition of such property or asset by the Company or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later, or (5) the Sale and Leaseback Transaction was consummated prior to the date of this Supplemental Indenture.
Section 4.03.    SEC Reports.
The Company shall deliver to the Trustee and each Holder, within 15 days after it files the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, exclusive of exhibits, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the immediately following sentence. So long as any Notes remain outstanding, the Company shall file with the Commission such reports as may be required pursuant to Section 13 of the Exchange Act in respect of a security registered pursuant to Section 12 of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act (or otherwise required to file reports pursuant to the immediately preceding sentence), the Company shall deliver to the Trustee and to each Holder, within 15 days after it would have been required to file such information with the SEC were it required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which it would have been required to include in such quarterly or annual reports, information, documents or other reports if it had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. The Company shall also comply with the other provisions of TIA Section 314(a).
The Trustee has no duty to review the financial reports and other information for the purpose of determining compliance with any provision of the Indenture.
ARTICLE FIVE

Successor Corporation
Article Five of the Indenture is replaced with the following in its entirety:
Section 5.01.    Consolidation, Merger and Sale of Assets.
Neither the Company nor the Guarantors will consolidate or merge into or sell, assign, transfer or lease all or substantially all of their assets to another person unless:
(1)    the person is a corporation organized under the laws of the United States of America or any state thereof;
(2)    the person assumes by supplemental indenture, in a form reasonably satisfactory to the Trustee, all of the obligations of the Company or such Guarantor, as the case may be, relating to the Notes, the Guarantees and the Indenture, as the case may be; and
(3)    immediately after the transaction no Event of Default exists; provided that this clause (3) will not restrict or be applicable to a merger, consolidation or liquidation of a Guarantor with or into the Company or another Subsidiary that is wholly owned, directly or indirectly, by the Company that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly owned, directly or indirectly, by the Company.
Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for the Company or such Guarantor (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the Indenture. The successor corporation may then exercise every power and right of the Company or such Guarantor under the Indenture, and the Company or such Guarantor, as applicable, will be released from all of its respective liabilities and obligations in respect of the Notes and the Indenture. If the Company or any Guarantor leases all or substantially all of its assets, the lessee corporation will be the successor to the Company or such Guarantor and may exercise every power and right of the Company or such Guarantor, as the case may be, under the Indenture, but the Company or such Guarantor, as the case may be, will not be released from its respective obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.

ARTICLE SIX

Guarantees
Section 6.01.    Unconditional Guarantee.
Each Guarantor hereby fully and unconditionally, jointly and severally, guarantees (each such guarantee to be referred to herein as the “Guarantee”) to the Holders of the Notes and to the Trustee and its successors and assigns that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”), subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 6.02 hereof. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
The obligations of each Guarantor hereunder are separate and independent of the obligations of the Company and of any other Guarantor, and a separate action or actions may be brought and prosecuted against a Guarantor whether action is brought against the Company or any other Guarantor or whether the Company or any other Guarantor is joined in any action or actions. The obligations of each Guarantor hereunder shall survive and continue in full force and effect until the earlier of (i) such time as such Guarantor may be released from its obligations hereunder pursuant to the terms set forth in Section 6.06 hereof, or (ii) payment in full of the Guaranteed Obligations is actually received by the Holders or the Trustee on behalf of the Holders and the period of time has expired during which any payment made by the Company or such Guarantor may be determined to be a Preferential Payment (defined below), notwithstanding any release or termination of the Company’s or any other Guarantor’s liability by express or implied agreement or by operation of law and notwithstanding that the Guaranteed Obligations or any part thereof are deemed to have been paid or discharged by operation of law or by some act or agreement. For purposes of this Guarantee, the Guaranteed Obligations shall be deemed to be paid only to the extent that the Holders, or the Trustee on behalf of the Holders, actually receive immediately available funds.

Each Guarantor agrees that to the extent the Company or any other Guarantor makes any payment to the Holders, or to the Trustee on behalf of the Holders, in connection with the Guaranteed Obligations, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Holders or the Trustee or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Guarantee shall continue to be effective or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by the Holders or the Trustee, the Guaranteed Obligations or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.
Section 6.02.    Fraudulent Conveyance Limitation.
Notwithstanding any contrary provision, the amount of the Guaranteed Obligations guaranteed by each Guarantor under this Guarantee shall be, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer or similar laws applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guarantee or any other agreement or instrument executed in connection with the payment of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by any Guarantor by this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under any Bankruptcy Law.
Section 6.03.    Waiver.
Each Guarantor waives and agrees not to assert: (a) any right to require the Holders or the Trustee to proceed against the Company or any other Guarantor, to proceed against or exhaust any security for the Guaranteed Obligations, to pursue any other remedy available to the Holders or the Trustee or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof; (c) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand, nonpayment and acceptance of this Guarantee; (d) notice of the existence, creation or incurring of new or additional indebtedness of the Company to the Holders; and (e) any defense arising by reason of any disability or other defense of the Company or by reason of the cessation from any cause whatsoever (other than payment in full of all amounts demanded to be paid by such Guarantor under this Guarantee) of the liability of the Company for the Guaranteed Obligations. Each Guarantor hereby expressly consents to any impairment of collateral, including, but not limited to, failure to perfect a security interest and release collateral and any such impairment or release shall not affect Guarantors’ obligations hereunder. Until payment in full of the Guaranteed Obligations, no Guarantor shall have a right of subrogation and hereby waives any right to enforce any remedy which the Holders or the Trustee now have, or may hereafter have, against the Company, and waives any benefit of, any right to participate in, any security now or hereafter held on behalf of the Holders.
Section 6.04.    Subordinated Indebtedness.
If from time to time the Company shall have liabilities or obligations to the Guarantors, whether absolute or contingent, joint, several, or joint and several, such liabilities and obligations (the “Subordinated Indebtedness”) and any and all assignments as security, grants in trust, liens, mortgages, security interests, other encumbrances, and other interests and rights securing such liabilities and obligations shall at all times be fully subordinate to payment and performance in full of the Guaranteed Obligations. Each Guarantor agrees that such liabilities and obligations of the Company to such Guarantor shall not be secured by any assignment as security, grant in trust, lien, mortgage, security interest, other encumbrance or other interest or right in any property, interests in property, or rights to property of the Company. Each Guarantor agrees that (i) so long as no Event of Default has occurred and is continuing, payments of principal and interest on the Subordinated Indebtedness may be made by the Company and accepted by Guarantor as such payments become due; and (ii) after the occurrence and during the continuation of an Event of Default, the Company shall not make and Guarantor shall not accept any payments with respect to the Subordinated Indebtedness. If, notwithstanding the foregoing, subsequent to an Event of Default, any Guarantor receives any payment from the Company, such payment shall be held in trust by such Guarantor for the benefit of the Holders, and shall be segregated from the other funds of such Guarantor, and shall forthwith be paid by Guarantor to the Holders or to the Trustee on behalf of the Holders and applied to payment of the Guaranteed Obligations whether or not then due.
In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company, or the proceeds thereof, to creditors of the Company, by reason of the liquidation, dissolution, or other winding up of the Company’s business, or in the event of any receivership, insolvency or bankruptcy proceedings by or against the Company, or assignment for the benefit of creditors, or of any proceedings by or against the Company for any relief under any bankruptcy or insolvency laws, or relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions, or of any other event whereby it becomes necessary or desirable to file or present claims against the Company for the purpose of receiving payment thereof, or on account thereof, then and in any such event, any payment or distribution of any kind or character, either in cash or other property, which shall be made or shall be payable with respect to any Subordinated Indebtedness shall be paid over to the Holders or to the Trustee on behalf of the Holders for application to the payment of the Guaranteed Obligations, whether due or not due, and no payments shall be made upon or in respect of the Subordinated Indebtedness unless and until the Guaranteed Obligations shall have been paid and satisfied in full. In any such event, all claims of the Holders and all claims of the Guarantors shall, at the option of the Trustee, forthwith become due and payable without demand or notice.

In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company, or the proceeds thereof, to creditors of the Company, by reason of the liquidation, dissolution, or other winding up of the Company’s business, or in the event of any receivership, insolvency or bankruptcy proceedings by or against the Company, or assignment for the benefit of creditors, or of any proceedings by or against the Company for any relief under any bankruptcy or insolvency laws, or relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions, or of any other event whereby it becomes necessary or desirable to file or present claims against the Company for the purpose of receiving payment thereof, or on account thereof, each Guarantor irrevocably authorizes and empowers the Trustee, or any person the Trustee may designate, to act as attorney for Guarantor with full power and authority in the name of Guarantor, or otherwise, to make and present such claims or proofs of claims against the Company on account of the Subordinated Indebtedness as the Trustee, or its appointee, may deem expedient and proper and, if necessary, to vote such claims in any proceedings and to receive and collect for the benefit of the Holders any and all dividends or other payments and disbursements made thereon in whatever form they may be paid or issued, and to give acquittance therefor and to apply same to the Guaranteed Obligations, and each Guarantor hereby agrees, from time to time and upon request, to make, execute and deliver to the Trustee such powers of attorney, assignments, endorsements, proofs of claim, pleadings, verifications, affidavits, consents, agreements or other instruments as may be requested by the Trustee in order to enable the Trustee and the Holders to enforce any and all claims upon, or with respect to, the Subordinated Indebtedness, and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Indebtedness.

Except as otherwise permitted herein, should any payment or distribution or security or proceeds thereof be received by a Guarantor upon or with respect to the Subordinated Indebtedness prior to the satisfaction of the Guaranteed Obligations, such Guarantor will forthwith deliver the same to the Trustee on behalf of the Holders in precisely the form as received except for the endorsement or assignment of such Guarantor where necessary for application on the Guaranteed Obligations, whether due or not due, and until so delivered the same shall be held in trust by such Guarantor as property of the Trustee on behalf of the Holders. In the event of the failure of Guarantor to make any such endorsement or assignment, the Trustee, or any of its officers or employees, on behalf of the Trustee, is hereby irrevocably authorized to make the same.
Each Guarantor agrees to maintain in its records notations satisfactory to the Trustee of the rights and priorities of the Holders hereunder, and from time to time, upon request, to furnish the Trustee for the benefit of the Holders with sworn financial statements. The Trustee may inspect the books of account and any records of each Guarantor at any time during business hours. Each Guarantor agrees that any promissory note now or hereafter evidencing the Subordinated Indebtedness shall be nonnegotiable and shall be marked with a specific statement that the indebtedness thereby evidenced is subject to the provisions of this Guarantee.
Section 6.05.    Execution of Guarantee.
Each Guarantor hereby agrees to execute a notation of Guarantee in substantially the form attached to the form of Note, and to deliver such notation to the Trustee.
Section 6.06.    Additional Guarantees and Release of Guarantees.
(a)    If (a) any Subsidiary that is not a Guarantor shall guarantee any (x) Indebtedness of the Company outstanding under any of the Credit Facilities or (y) Publicly Traded Debt Securities (collectively, “Guaranteed Indebtedness”), or (b) the Company elects to add any Subsidiary as a Guarantor, then such Subsidiary shall execute and deliver to the Trustee a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which such Subsidiary shall, jointly and severally with all other Guarantors, unconditionally guarantee all of the Company’s obligations under the Notes and under this Supplemental Indenture on the terms set forth in this Supplemental Indenture. The Company shall deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and, subject to customary exceptions, constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Supplemental Indenture until it is released from its obligations as a Guarantor pursuant to the provisions of this Supplemental Indenture. If the Guaranteed Indebtedness (1) ranks pari passu in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall rank pari passu with, or be subordinated in right of payment to, the Guarantee of such Subsidiary or (2) is subordinated by its terms in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee of such Subsidiary at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.
(b)    In the event of (i) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Company, (ii) a sale or other disposition of all or substantially all of the assets of any Guarantor (other than to the Company or another Guarantor), (iii) a merger or consolidation of a Guarantor with a Person other than the Company or another Guarantor, or (iv) a Guarantor ceasing to guarantee any (a) Indebtedness of the Company outstanding under any of the Credit Facilities and (b) Publicly Traded Debt Securities, then such Guarantor (in the case of clauses (i), (ii) and (iv) above) will be automatically and unconditionally released and discharged from all obligations under the Indenture and the Notes and the Person acquiring such assets (in the case of clauses (ii) and (iii) above) shall not be required to assume the Guarantor’s obligations under the Indenture and the Notes, or otherwise become a Guarantor, in each case without any further action required on the part of the Trustee, any holder of the Notes, the Company or any Guarantor; provided that such sale, disposition or other transaction is otherwise in compliance with the Indenture;
provided, in each such case, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.
ARTICLE SEVEN

Miscellaneous
Section 7.01.    Confirmation of Indenture.
The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
Section 7.02.    Concerning the Trustee.

The rights and duties of the Trustee set forth in Article Seven of the Indenture shall not be modified by reason of this Supplemental Indenture.
Section 7.03.    Governing Law.
This Supplemental Indenture, the Indenture, the Notes, and the Guarantee shall be governed by the laws of the State of New York.
Section 7.04.    Separability.
In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 7.05.    Counterparts.
This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Any signature to this Supplemental Indenture may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties hereto represents and warrants to the other parties that it has the capacity and authority to execute this Supplemental Indenture through electronic means. All notices, approvals, consents, requests and other communications hereunder must be in writing (and any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided via DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company) or an electronic copy thereof), in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by facsimile transmission, with confirmed receipt or (e) by email by way of a PDF attachment thereto. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties, provided that the Trustee acts without negligence or bad faith.

Section 7.06.    No Adverse Interpretation of Other Agreements.
This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.
Section 7.07.    No Recourse Against Others.
All liability described in Paragraph 13 of the Notes of any director, officer, employee or stockholder, as such, of the Company or any Guarantor is waived and released.
Section 7.08.    Successors and Assigns.
All covenants and agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.
Section 7.09.    Duplicate Originals.
The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 7.10.    Severability.
In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes.
[Signature Pages Follow]

SIGNATURES
IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
M.D.C. HOLDINGS, INC.
By:    /s/ Robert N. Martin
    Name: Robert N. Martin
    Title: Senior Vice President and
Chief Financial Officer

GUARANTORS:
M.D.C. LAND CORPORATION
RAH OF FLORIDA, INC.
RICHMOND AMERICAN CONSTRUCTION, INC.
RICHMOND AMERICAN CONSTRUCTION NM, INC.
RICHMOND AMERICAN HOMES OF ARIZONA, INC.
RICHMOND AMERICAN HOMES OF COLORADO, INC.
RICHMOND AMERICAN HOMES OF IDAHO, INC.
RICHMOND AMERICAN HOMES OF MARYLAND, INC.
RICHMOND AMERICAN HOMES OF NEVADA, INC.
RICHMOND AMERICAN HOMES OF NEW MEXICO, INC.
RICHMOND AMERICAN HOMES OF OREGON, INC.
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.
RICHMOND AMERICAN HOMES OF TENNESSEE, INC.

RICHMOND AMERICAN HOMES OF TEXAS, INC.
RICHMOND AMERICAN HOMES OF UTAH, INC.
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.
RICHMOND AMERICAN HOMES OF WASHINGTON, INC.
By:    /s/ Robert N. Martin
    Name: Robert N. Martin
    Title: Authorized Officer

RICHMOND AMERICAN HOMES OF FLORIDA, LP
By: RAH OF FLORIDA, INC., its general partner
By:    /s/ Robert N. Martin
    Name:    Robert N. Martin
    Title: Senior Vice President

U.S. Bank National Association, as Trustee
By:    /s/ Donald T. Hurrelbrink
    Name:    Donald T. Hurrelbrink
    Title:    Authorized Signatory

Exhibit A
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1                                    CUSIP No.:
                                    ISIN No.:
3.966% Senior Notes due 2061

M.D.C. HOLDINGS, INC.
a Delaware corporation

promises to pay to

[ ]

or registered assigns
the principal sum of $                on
August 6, 2061.
3.966% Senior Notes due 2061
Interest Payment Dates:    February 6 and August 6, commencing February 6, 2022
Record Dates:    January 22 and July 22
Dated:
M.D.C. HOLDINGS, INC.
By:
    Name:
    Title:
By:
    Name:
    Title:

U.S. Bank National Association, as Trustee, certifies that this is one of the Notes referred to in the within mentioned
Indenture.
By:
    Name:
    Authorized Signatory

M.D.C. HOLDINGS, INC.
3.966% Senior Notes due 2061
1.    Interest.
M.D.C. HOLDINGS, INC. (the “Company”), a Delaware corporation, promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually on February 6 and August 6 of each year, commencing on February 6, 2022, until the principal is paid or made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from August 6, 2021; provided that, if there is no existing default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2.    Method of Payment.
The Company will pay interest on the Notes (except defaulted interest, if any, which will be paid on such special payment date to Holders of record on such special record date as may be fixed by the Company) on each Interest Payment Date to the persons who are registered Holders of Notes at the close of business on the January 22 and July 22 preceding such Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.
3.    Paying Agent and Registrar.
Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or co-Registrar.
4.    Indenture.
The Company issued the Notes under an Indenture dated as of December 3, 2002 between the Company and the Trustee, as supplemented by a Supplemental Indenture dated as of August 6, 2021 among the Company, the Guarantors and the Trustee (together, the “Indenture”). The terms of the Notes and the Guarantees include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date of the Indenture. The Notes and the Guarantees are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: M.D.C. Holdings, Inc., 4350 South Monaco Street, Suite 500, Denver, Colorado 80237, Attention: Secretary.
5.    Optional Redemption.
The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 15 but not more than 60 days’ prior notice. If the Notes are redeemed prior to February 6, 2061 (the “Par Call Date”), the Redemption Price for the Notes to be redeemed will equal the greater of: (i) 100% of their principal amount, and (ii) the present value of the remaining scheduled payments of principal on the Notes being redeemed and interest thereon that would be due if the Notes matured on the Par Call Date (not including any portion of such payments or interest accrued to the date of redemption), discounted to the Redemption Date, on a semi-annual basis, at the Treasury Rate plus 35 basis points (0.35%), plus, in each case, accrued and unpaid interest, if any, on such Notes to the Redemption Date. If the Notes are redeemed on or after the Par Call Date, the Redemption Price for the Notes to be redeemed will equal 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes to the Redemption Date. In determining the Redemption Price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption; provided that if the Company shall default in the payment of such Note at the redemption price together with accrued interest, interest shall continue to accrue at the rate borne by the Notes.
6.    Interest Rate Adjustment.
If a Change of Control Triggering Event occurs, the per annum interest rate on the Notes will increase from the interest rate payable on the Notes immediately before the Change of Control Triggering Event. The interest rate will increase by 0.25% for each rating level below Investment Grade by each of the two Rating Agencies with the lowest ratings (i.e., if two Rating Agencies are two levels below Investment Grade and the third Rating Agency is one level below Investment Grade, the interest rate increase will be 1.00% per annum). In the event that only two Rating Agencies have debt ratings assigned to the Notes, those two debt ratings will be used to determine any interest rate increase. In the event that only one Rating Agency has a debt rating assigned to the Notes, the interest rate increase will be two times 0.25% for each rating level below Investment Grade by the Rating Agency that has a debt rating assigned to the Notes. In the event that no Rating Agency has a debt rating assigned to the Notes, the interest rate increase will be 2.00% per annum.

In no event shall the total increase in the interest rate on the Notes exceed 2.00% per annum above the interest rate payable on the Notes on the date of their initial issuance.
If at any time after the interest rate on the Notes has been adjusted upward pursuant to this provision as a result of a Rating Agency rating the Notes below Investment Grade, that Rating Agency (or a replacement rating agency selected by us under the circumstance set forth in, and in accordance with, the definition of “Rating Agency”) thereafter increases its rating with respect to the Notes, the per annum interest rate on the Notes will decrease by 0.25% per annum (or, if the debt rating for only one Rating Agency was used to determine the interest rate increase pursuant to the fourth sentence of this Paragraph 6, two times 0.25% per annum) for each level of improvement in the rating of the Notes by such Rating Agency; provided that the decrease in interest rate resulting therefrom will not exceed the aggregate percentage increase in the interest rate that resulted from the prior lower rating by such Rating Agency. In no event will the interest rate on the Notes ever be less than the interest rate payable on the Notes on the date of their initial issuance.
Any interest rate change described above will take effect as of the first day of the interest period for which the next interest payment will be made.
The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if all of the Rating Agencies subsequently increase their rating of the Notes to the following levels at the same time (Moody’s: A3; S&P: A-; Fitch: A-; or the equivalent if with respect to any substitute rating agency) or higher.
7.    Denominations, Transfer, Exchange.
The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes by presentation of such Notes to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other denominations. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Note selected for redemption, except the unredeemed part thereof if the Note is redeemed in part, or transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.
8.    Persons Deemed Owners.
The registered Holder of this Note shall be treated as the owner of it for all purposes.

9.    Unclaimed Money.
If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another person.
10.    Amendment, Supplement, Waiver.
Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Notes and any past default or compliance with any provision relating to the Notes may be waived in a particular instance with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to remove a Guarantor which, in accordance with the terms of the Supplemental Indenture, ceases to be liable in respect of its Guarantee, or to make any other change, provided such action does not adversely affect the rights of any Holder.
11.    Successor Corporation.
When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations, except that a lease of all or substantially all its assets does not release the predecessor from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.
12.    Trustee Dealings With Company.
U.S. Bank National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.
13.    No Recourse Against Others.
A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

14.    Discharge of Indenture.
The Indenture contains certain provisions pertaining to defeasance, which provisions shall for all purposes have the same effect as if set forth herein.
15.    Authentication.
This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.
16.    Abbreviations.
Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

ASSIGNMENT FORM
If you, the Holder, want to assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)
and irrevocably appoint:

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:         Your signature:
    (Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[FORM OF NOTATION ON SECURITY RELATING TO GUARANTEE]
GUARANTEE
The undersigned (the “Guarantors”) have fully and unconditionally guaranteed, jointly and severally (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article Six of the Supplemental Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
No past, present or future stockholder, officer, director, employee or incorporator, as such, of any of the Guarantors shall have any liability under the Guarantee by reason of such person’s status as stockholder, officer, director, employee or incorporator. Each holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Guarantees.
Each holder of a Note by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Supplemental Indenture.
This Guarantee may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Guarantee may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties hereto represents and warrants to the other parties that it has the capacity and authority to execute this Guarantee through electronic means. All notices, approvals, consents, requests and other communications hereunder must be in writing (and any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided via DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company) or an electronic copy thereof), in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by facsimile transmission, with confirmed receipt or (e) by email by way of a PDF attachment thereto. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this paragraph, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this paragraph). The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties, provided that the Trustee acts without negligence or bad faith.
Each Holder of a Note agrees that a Guarantor shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Supplemental Indenture.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Securities upon which the Guarantee is noted shall have been executed by the Trustee under the Supplemental Indenture by the manual signature of one of its authorized officers.
M.D.C. LAND CORPORATION
RAH OF FLORIDA, INC.
RICHMOND AMERICAN CONSTRUCTION, INC.
RICHMOND AMERICAN CONSTRUCTION NM, INC.
RICHMOND AMERICAN HOMES OF ARIZONA, INC.
RICHMOND AMERICAN HOMES OF COLORADO, INC.
RICHMOND AMERICAN HOMES OF IDAHO, INC.
RICHMOND AMERICAN HOMES OF MARYLAND, INC.
RICHMOND AMERICAN HOMES OF NEVADA, INC.
RICHMOND AMERICAN HOMES OF NEW MEXICO, INC.
RICHMOND AMERICAN HOMES OF OREGON, INC.
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.
RICHMOND AMERICAN HOMES OF TENNESSEE, INC.
RICHMOND AMERICAN HOMES OF TEXAS, INC.
RICHMOND AMERICAN HOMES OF UTAH, INC.
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.
RICHMOND AMERICAN HOMES OF WASHINGTON, INC.
By:
    Name:
    Title:

RICHMOND AMERICAN HOMES OF FLORIDA, LP
By: RAH OF FLORIDA, INC., its general partner
By:
    Name:
    Title:

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